Exhibit 2.76

EXECUTION VERSION

SECOND AMENDMENT TO TERM LOAN CREDIT AGREEMENT

SECOND AMENDMENT (this “Amendment”), dated as of March 31, 2015, among Temescal Aircraft LLC, a Delaware limited liability company (as successor to Temescal Aircraft Inc., a California corporation) (the “Borrower”), AerCap Global Aviation Trust, a Delaware statutory trust (“Financing Trust”), Park Topanga Aircraft LLC, a Delaware limited liability company (as successor to Park Topanga Aircraft Inc., a California corporation) (“Parent Holdco”), Charmlee Aircraft Inc., a California corporation (“CA Subsidiary Holdco”), Ballysky Aircraft Ireland Limited, a private limited liability company incorporated under the laws of Ireland (“Irish Subsidiary Holdco”), AerCap U.S. Global Aviation LLC, a Delaware limited liability company (“USHoldco”), AerCap Holdings N.V., a public company with limited liability incorporated under the laws of The Netherlands (“AerCap”), AerCap Aviation Solutions B.V., a private company with limited liability incorporated organized under the laws of The Netherlands (“AAS”), AerCap Ireland Limited, a private limited liability company incorporated under the laws of Ireland (“AIL”), AerCap Ireland Capital Limited, a private limited liability company incorporated under the laws of Ireland (“AICL”), International Lease Finance Corporation, a California corporation (“ILFC” and together with USHoldco, AerCap, AAS, AIL and AICL the “Guarantors”) and Citibank, N.A., as Collateral Agent and Administrative Agent, to the Term Loan Credit Agreement, dated as of March 30, 2011 (as heretofore amended, restated or otherwise modified from time to time, the “Credit Agreement”), between the Borrower, Financing Trust, Parent Holdco, CA Subsidiary Holdco, Irish Subsidiary Holdco, the Guarantors, the Consenting Lenders (as defined below) and the New Lenders (as defined below) executing this Amendment on the signature pages hereto and Citibank, N.A., as Collateral and Administrative Agent.

WHEREAS, the parties hereto (other than the New Lenders (as defined below)) are party to the Credit Agreement;

WHEREAS, the terms used herein, including in the preamble and recitals hereto, not otherwise defined herein or otherwise amended hereby shall have the meanings ascribed thereto in the Credit Agreement;

WHEREAS, the parties hereto desire to amend the Credit Agreement in certain respects as set forth herein;

WHEREAS, each Lender party to the Credit Agreement immediately prior to the effectiveness of this Amendment that is executing a counterpart of this Amendment does not desire to transfer its loans as described below and does desire to consent to the amendments set forth herein (each, a “Consenting Lender”);

WHEREAS, each Lender that does not desire to consent to the amendments set forth herein by executing a counterpart of this Amendment (each, a “Non-Consenting Lender”) wishes to cease to be a party to the Credit Agreement as a “Lender” thereunder and will transfer its loans to a Consenting Lender or a New Lender on or prior to the Amendment Effective Date as defined in Section 4 below;

WHEREAS, each Lender that is not a party to the Credit Agreement immediately prior to the effectiveness of this Amendment, and which is executing a counterpart of this Amendment (each, a “New Lender”) wishes to consent to the amendments set forth herein and to become a party to the Credit Agreement and a Lender thereunder as an assignee of a Loan from a Non-Consenting Lender;

NOW, THEREFORE, the parties hereto agree that the Credit Agreement shall be amended as set forth herein, and the parties hereto otherwise agree as follows:

Section 1.              Definitions.  Except as otherwise defined herein, terms defined in the Credit Agreement are used herein as defined therein.

Section 2.              Amendments.  Subject to the satisfaction of the conditions precedent specified in Section 4 below, but effective as of the Amendment Effective Date (as defined below), the Credit Agreement and (in the case of section 2.07 only) the Security Agreement are hereby amended as follows:

2.01        General.

(a)           References in the Loan Documents to “this Agreement” or the “Credit Agreement” or the like (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof”) shall be deemed to be references to the Credit Agreement as amended hereby.

(b)           Each Consenting Lender and each New Lender shall be deemed to be a “Lender” under and for all purposes of the Credit Agreement.

(c)           This Amendment shall additionally constitute a “Loan Document”.

2.02        Amended and Restated Definitions.  Section 1.01 of the Credit Agreement shall be amended by amending and restating the following definitions in their entirety to read as follows:

“Applicable Margin” means 2.00% per annum; provided that for any period in which the Base Rate applies to the Loans, the Applicable Margin shall be 1.00% per annum.

“Excluded Taxes” means, with respect to any Lender Party or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction under the Laws of which such recipient is organized (or a country that includes such jurisdiction) or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender, (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 9.06), any United States federal withholding tax that is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) (other than as a result of a Change in Law after the time such Lender becomes a party hereto or changes its Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of such Lender’s designation of a new Lending Office (or assignment to such Lender), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.08(a), and (e) any withholding tax that is attributable to a Lender’s failure to comply with Section 2.08(e), (f) with respect to a Lender other than a Current Lender, any withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Commitment or Loan as a result of such Lender failing to be a Qualifying Lender, except (i) to the extent such failure results from a Change in Law after such Lender acquired such applicable interest in such Commitment or Loan or (ii) to the extent such Lender’s assignor, if any, was entitled to additional amounts in respect of such withholding Tax pursuant to Section 2.08 for a reason other than being a Current Lender, and (g) any Taxes imposed pursuant to FATCA.

“Maturity Date” means March 30, 2021.

“Maximum LTV” means (a) from the Effective Date through the day prior to the second anniversary of the Effective Date, 70.0%; (b) from the second anniversary of the Effective Date through the day prior to the third anniversary of the Effective Date, 68.1%; (c) from the third anniversary of the Effective Date through the day prior to the fourth anniversary of the Effective Date, 65.5%; (d) from the fourth anniversary of the Effective Date through the day prior to the fifth anniversary of the Effective Date, 62.4%; (e) from the fifth anniversary of the Effective Date through the day prior to the sixth anniversary of the Effective Date, 58.5%; (f) from the sixth anniversary of the Effective Date through the day prior to the seventh anniversary of the Effective Date, 54.0%; (g) from the seventh anniversary of the Effective Date through the day prior to the eighth anniversary of the Effective Date, 49.5%; (h) from the eighth anniversary of the Effective Date through the day prior to the ninth anniversary of the Effective Date, 45% and (i) from the ninth anniversary of the Effective Date through the Maturity Date, 40.5%.

2.03        New Definitions.  Section 1.01 of the Credit Agreement shall be amended by adding the following definitions in appropriate alphabetical order:

“Consenting Lender” has the meaning set forth in the preamble to the Second Amendment.

“Current Lender” means a Consenting Lender that is a Lender prior to the date of the Second Amendment.

“FATCA” shall mean

(a)           Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official written interpretations thereof and any written agreements entered into pursuant to

Section 1471(b)(1) of the Code,

(b)           any treaty, law, regulation or other official written guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) facilitates the implementation of the matters set forth in paragraph (a) above, or

(c)           any written agreement pursuant to the implementation of the matters set forth in paragraphs (a) or (b) above with the U.S. Internal Revenue Service, the U.S. government or any governmental or taxation authority in any other jurisdiction.

“New Lender” has the meaning set forth in the preamble to the Second Amendment.

“Qualifying Lender” means a Lender who is beneficially entitled to the interest payable to that Lender pursuant to a Loan and:

(i)            a bank which is, pursuant to Section 9 of the Central Bank Act, 1971 of Ireland licensed to carry on banking business in Ireland and whose lending office is located in Ireland and which is carrying on a bona fide banking business in Ireland (for the purposes of Section 246(3) of the Taxes Consolidation Act, 1997 of Ireland (the “TCA”); or

(ii)           an authorized credit institution under the terms of the European Union Consolidation Directive that has duly established a branch in Ireland having all necessary notifications to its home state competent authorities required thereunder in relation to its intention to carry on banking business in Ireland and carries on a bona fide banking business in Ireland (for the purposes of Section 246(3) of the TCA) and has its lending office located in Ireland; or

(iii)          a qualifying company within the meaning of Section 110 of the TCA, provided the interest is paid in Ireland; or

(iv)          a company (within the meaning of Section 4 of the TCA):

(a)           which advances money in the ordinary course of a trade which includes the lending of money;

(b)           in whose hands any interest payable in respect of monies so advanced is taken into account in computing the trading income of such company;

(c)           which has made the appropriate notifications under Section 246(5)(a) of the TCA to the Irish Revenue Commissioners and the Borrower; and

(d)           whose lending office is in Ireland and the interest is paid in Ireland; or

(v)           a Treaty Participant; or

(vi)          which is a company (within the meaning of Section 4 of the TCA):

(a)           which, by virtue of the law of a Relevant Territory is resident in the Relevant Territory for the purposes of tax and that jurisdiction imposes a tax that generally applies to interest receivable in that jurisdiction by companies from sources outside that jurisdiction; or which, by virtue of the law of a Relevant Territory, is resident in the Relevant Territory for the purposes of tax and the interest is paid by the Borrower to a bank account located in that jurisdiction and that jurisdiction imposes a tax that generally applies to interest received in that jurisdiction by companies from sources outside that jurisdiction; or

(b)           in receipt of interest which: (1) is exempted from the charge to Irish income tax pursuant to the terms of a double taxation treaty entered into between Ireland and another jurisdiction that is in force on the date the relevant interest is paid; or (2) would be exempted from the charge to Irish income tax pursuant to the terms of a double taxation treaty entered into between Ireland and another jurisdiction signed on or before the date on which the relevant interest is paid but not in force on that date, assuming that treaty had the force of law on that date;

provided that, in the case of both (a) and (b) above, such company does not provide its commitment in connection with a trade or business which is carried on in Ireland through a branch or agency in Ireland; or

(vii)         which is a U.S. limited liability company (an “LLC”), provided the ultimate recipients of the interest would be Qualifying Lenders within paragraph (vi) of this definition and the business conducted through the LLC is so structured for market reasons and not for tax avoidance reasons, provided such interest is not paid in connection with a trade or business carried on in Ireland by that Qualifying Lender through a branch or agency.

“Relevant Territory” shall mean a member state of the European Union (other than Ireland), or to the extent not a member state of the European Union, a jurisdiction with which Ireland has entered into a double taxation treaty which has the force of law by virtue of Section 826(1) of the TCA or which, upon completion of procedures set out in Section 826(1) of the TCA will have the force of law.

“Second Amendment Effective Date” means the “Amendment Effective Date”, as defined in the Second Amendment.

“Tax Treaty” shall mean a double taxation treaty into which Ireland has entered which contains an article dealing with interest or income from debt claim.

“Treaty Participant” shall mean a Lender which:

(i)            is treated as a resident of a Treaty State for the purposes of a Tax Treaty;

(ii)           does not carry on a business in Ireland through a permanent establishment with which that Lender’s participation in a Loan is effectively connected; and

(iii)          fulfills any other conditions that must be fulfilled by lenders in order to be entitled to full exemption from tax imposed by Ireland on interest or has been granted authorization by the Revenue Commissioners of Ireland to have interest paid gross without deduction of tax.

“Treaty State” shall mean a jurisdiction having a Tax Treaty.

“Second Amendment” means Second Amendment to Credit Agreement, dated as of March 31, 2015, among the Borrower, the other Obligors, the Consenting Lenders, the New Lenders, the Administrative Agent and the Collateral Agent.

2.04        Other Amendments

(a)           Section 1.01 shall be amended by adding the following sentence to the definition of “LIBO Rate”: “If at any time the LIBO Rate is below zero, then the LIBO Rate shall be deemed to be zero.”

(b)           Section 2.05(b) shall be amended by replacing the terms thereof with the following:  “Pursuant to the terms of this Agreement in effect immediately prior to the Second Amendment Effective Date, the Borrower agreed to pay to the Lenders on each Payment Date commencing on the fifth Payment Date a portion of the outstanding principal amount of the Loans, in an amount equal to 2.5% of the sum of the Loans made on each Advance Date, which amount was determined by the Administrative Agent upon the occurrence of the Availability Termination.  With effect from the Second Amendment Effective Date, the Borrower agrees to pay to the Lenders on each Payment Date commencing on the first Payment Date to occur after the Second Amendment Effective Date a portion of the outstanding principal amount of the Loans in an amount equal to $26,678,750.00, being an amount equal to 2.5% of the sum of the Loans outstanding on the Second Amendment Effective Date.”

(c)           Section 2.08(e) shall be amended by adding the following as new sub-clause (iv): “Without limiting the generality of the foregoing, if a payment made to a Lender under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, or any intergovernmental agreement (and related implementing rules) as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent in writing such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code or any intergovernmental agreement (and related implementing rules) as applicable) and such additional documentation reasonably requested by the Borrower or the Administrative Agent in writing as may be necessary for the Borrower or the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.”

(d)           The following sentence shall be added to Section 3.04 of the Credit Agreement:  “AerCap’s audited consolidated financial statements as at December 31, 2013 which have been filed with the Securities and Exchange Commission have been prepared in accordance with GAAP and fairly present the financial condition of AerCap and its Subsidiaries as at such date and the results of their operations for the period then ended.”

(e)           Section 3.05 of the Credit Agreement shall be amended by replacing the terms thereof in their entirety with the following:  “All Litigation Actions, taken as a whole, could not reasonably be expected to have a Material Adverse Effect.  Other than any liability incident to such Litigation Actions or provided for or disclosed in the financial statements referred to in Section 3.04, and other than as set forth in ILFC’s or in AerCap’s filings with the Securities and Exchange Commission, no Obligor has any contingent liabilities which are material to its business, credit, operations or financial condition of the Obligors taken as a whole.”

(f)            Section 3.07 of the Credit Agreement shall be amended by replacing the terms thereof with the following:  “Each employee benefit plan (as defined in Section 3(3) of ERISA) maintained or sponsored by AerCap or any Subsidiary complies in all material respects with all applicable requirements of law and regulations.  During the 12-consecutive-month period prior to the Second Amendment Effective Date, no ERISA Event has occurred, except in any such case for events which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.  Neither AerCap nor any ERISA Affiliate is a member of, or contributes to, any Multiemployer Plan as to which the potential Withdrawal Liability based upon the most recent actuarial report could reasonably be expected to have a Material Adverse Effect.  Neither AerCap nor any Subsidiary has any material contingent liability with respect to any post retirement benefit under an employee welfare benefit plan (as defined in section 3(i) of ERISA), other than liability for continuation coverage described in Part 6 of Title I of ERISA.”

(g)           Section 3.10 of the Credit Agreement shall be amended by replacing the terms thereof in their entirety with the following:

“(a)  All written information furnished by or on behalf of any Obligor to any Lender Party in connection with this Agreement, any other Loan Document or the transactions contemplated hereby or thereby, on the date furnished (and when taken in connection with previous information so furnished, and the information contained in ILFC’s or AerCap’s filings with the Securities and Exchange Commission) shall have been, to the best of ILFC’s knowledge (if provided prior to May 14, 2014) or to the best of AerCap’s knowledge (if provided on or after May 14, 2014), in each case after due inquiry, true and accurate in every material respect as of the date of such information, and none of such information contains any material misstatement of fact or omits to state any material fact necessary to make such information, in light of the circumstances under which it was made or provided, not misleading, provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes an opinion or forecast, each of ILFC (with respect to period prior to May 14, 2014) and AerCap (with respect to period on or after May 14, 2014) represents only that it acted in good faith and utilized assumptions reasonable at the time made (based upon accounting principles consistent with the historical audited financial statements of ILFC and AerCap, as applicable) and exercised due care in the preparation of such information, report, financial statement, exhibit or schedule, it being understood that projections may vary from actual results and that such variances may be material.

(b)           All information furnished by AerCap to any Lender Party on and after the Second Amendment Effective Date shall be, to the best of AerCap’s knowledge after due inquiry, true and accurate in every material respect as of the date of such information, and none of such information shall (and when taken in connection with previous information so furnished, and the information contained in AerCap’s filings with the Securities and Exchange Commission) contain any material misstatement of fact or shall omit to state any material fact necessary to make such information, in light of the circumstances under which it was made or provided, not misleading, provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes an opinion or forecast, AerCap represents only that it acted in good faith and utilized assumptions reasonable at the time made (based upon accounting principles consistent with the historical audited financial statements of AerCap) and exercised due care in the preparation of such information, report, financial statement, exhibit or schedule, it being understood that projections may vary from actual results and that such variances may be material.”

(h)           The following sentences shall be added to Section 3.15 of the Credit Agreement: “As of the Second Amendment Effective Date (and as also reflected on AerCap’s consolidated balance sheet dated as of December 31, 2013, and confirmed by the Appraisals most recently delivered to the Administrative Agent pursuant to this Agreement), the fair value of the assets of each of (x) AerCap and (y) the Borrower and its Subsidiaries taken as a whole, exceed their respective liabilities.  As of the Second Amendment Effective Date, neither the Obligors taken as a whole nor AerCap nor the Borrower is or will be rendered insolvent as a result of the transactions contemplated by this Agreement and the other Loan Documents.”

(i)            Section 3.16. of the Credit Agreement shall be amended by replacing the terms thereof in their entirety with the following: “None of the Obligors, any of their Subsidiaries or any director, officer or employee of any Obligor or any of its Subsidiaries is a Person that is, or is owned or controlled by a Person that is, (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”), the Government of Ireland or other sanctions authority relevant in the United States, Ireland or any other jurisdiction of incorporation or formation of any Guarantor (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (each, a “Prohibited Country”). The Prohibited Countries as of the date hereof are listed on Annex 1.  For purposes of this Section 3.16 only, the term “Obligors” shall mean Financing Trust, each Borrower Party, AerCap, ILFC, AerCap U.S. Global Aviation LLC, AerCap Aviation Solutions B.V., AerCap Ireland Limited and AerCap Ireland Capital Limited.”

(j)            Section 3.17 of the Credit Agreement shall be amended by replacing the terms thereof with the following:

“(a)         Schedule 3.17(a) attached hereto, as amended from time to time pursuant to Section 2.10 and Section 5.09(a)(vii) hereof and pursuant to the Second Amendment is a true and correct list of all PS Pool Aircraft and the country of registration of such PS Pool Aircraft.

(b)           Schedule 3.17(b) attached hereto, as supplemented from time to time pursuant to Section 2.10 and Section 5.09(a)(vii) and pursuant to the Second Amendment, is a true and correct list of all Leases (including, without limitation, any head leases) in effect with respect to the PS Pool Aircraft and the name and jurisdiction of organization or incorporation of the applicable Lessees.”

(k)           Section 9.02(b) shall be amended by adding the following immediately prior to the comma at the end of clause (ii) of the second proviso in the first sentence of such section: “, or releasing the guaranty provided under Article 7 hereof by AerCap Holdings N.V. prior to the repayment of the Loans in full”.

(l)            Section 9.05(a) shall be amended by inserting a new sub-section (vii) immediately after sub-section (vi) containing the following provision:  “Qualifying Lender. No such assignment shall be made to a Person who is not a Qualifying Lender.”

(m)          Section 9.05(c) shall be amended by replacing the first paragraph thereof in its entirety with the following:  “Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than (a) a natural person, or (b) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (c) a Person who is not a Qualifying Lender (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) such participation shall not be to a Person engaged primarily in the aircraft leasing business or aviation advisory business or who is an air carrier.”

(n)           Section 9.06 of the Credit Agreement shall be amended by adding the following sentences thereto:  “Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to such assignment on behalf of such Lender as assignor and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 9.06.”

2.05        Schedules and Exhibits.  Schedules 3.17(a) and 3.17(b) of the Credit Agreement shall be amended by replacing such schedules and exhibits with the corresponding schedules and exhibits hereto.(1)

(1)  Note: No change in the collateral — to be updated due to the repetition of the representation and warranty set forth in Section 3.17 of the Credit Agreement.

2.06        Annexes.  Crimea shall be added to Annex 1 of the Credit Agreement.

2.07        Security Agreement.  Section 1.01 of the Security Agreement shall be amended by replacing the language following the comma at the end of clause (g) of the definition of “Excluded Property” with the following: “(h) any property or interest in property that is the subject of Sanctions, or that is originating or sourced from a Prohibited Country, and (i) any right to exercise any election or option or make any decision or determination, or to give or receive any notice, consent, waiver or approval, or to take any other action in respect of, but in each case, only to the extent relating to, any Excluded Property.”

Section 3.              Representations and Warranties.

3.01        Each Obligor represents and warrants to the Lenders that the representations and warranties of the Obligors contained in Article 3 of the Credit Agreement (as amended hereby) and contained in each other Loan Document are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct as of such earlier date.

3.02        Each Lender, other than a Current Lender, listed on the signature pages hereto represents, as of the Amendment Effective Date, that it is a Qualifying Lender (as defined in the Credit Agreement, as amended hereby).

Section 4.              Conditions Precedent.  As provided in Section 2 above, the amendments to the Credit Agreement contemplated hereby shall become effective as of March 31, 2015 (the “Amendment Effective Date”), upon the satisfaction of the following conditions precedent, provided that such conditions precedent are satisfied on or prior to the Amendment Effective Date:

4.01        The Administrative Agent (or its counsel) shall have received the signature pages to this Amendment duly executed by each of (i) the Borrower, (ii) each Obligor, (iii) the Consenting Lenders and (iv) each New Lender.

4.02        The Administrative Agent shall have received a favorable written opinion (addressed to each Lender Party and dated the Amendment Effective Date) of each of (i) Clifford Chance US LLP with respect to New York law, (ii) Buchalter Nemer PLC with respect to California law and in relation to ILFC and CA Subsidiary HoldCo, (iii) McCann Fitzgerald with respect to Irish law and in relation to Irish Subsidiary HoldCo, AIL and AICL, (iv) Morris Nichols Arsht & Tunnell LLP with respect to Delaware law and in relation to the Borrower, Financing Trust, Parent HoldCo and US HoldCo and (v) NautahDutilh with respect to Dutch law and in relation to AerCap and AAS, each addressed to each Lender Party and in form and substance reasonably satisfactory to the Administrative Agent and dated the Amendment Effective Date.

4.03        The representations and warranties of the Obligors contained in Article 3 of the Credit Agreement (as amended hereby) and contained in each other Loan Document shall be true and correct on and as of the Amendment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and an Officer’s Certificate of AerCap shall so certify on and as of the Amendment Effective Date to the Administrative Agent and the Lenders.

4.04        Each Non-Consenting Lender shall have transferred its Loans to a Consenting Lender or a New Lender.

4.05        The Borrower shall have paid all amounts owed under the fee letters related to this Amendment to the Consenting Lenders and the New Lenders.

4.06        The Borrower shall have paid all other fees and other amounts due and payable by it under the Credit Agreement, and all other out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder, under any Loan Document or as separately agreed between any Borrower Party and any arranger in respect of this Amendment.

4.07        The Administrative Agent shall have received an LTV Certificate with Appraisals dated as of a date no more than thirty (30) days prior to March 30, 2015, and on the Amendment Effective Date the Borrower shall be in compliance with Section 5.16(a).

4.08        Prior to the Amendment Effective Date, the Lenders shall have received all “Know-Your-Customer”, money laundering, Patriot Act or similar documentation and information reasonably required by such Lenders by notice to the Borrower given on or before March 23, 2015.

4.09        On the Amendment Effective Date, no Default or Event of Default shall have occurred and be continuing.

4.10        The Administrative Agent shall have received such documents and certificates as it or its counsel may reasonably request relating to the organization, existence and, if applicable, good standing of each Obligor, the authorization of the transactions contemplated by the Loan Documents and any other legal matters relating to the Obligors, the Loan Documents, the Collateral or the transactions contemplated hereby or thereby, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

For purposes of determining compliance with the conditions specified in this Section 4, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Amendment shall have received notice from such Lender prior to the Amendment Effective Date specifying its objection thereto.  The Administrative Agent shall promptly notify the parties hereto of the occurrence of the Amendment Effective Date.

Section 5.              Non-Consenting Lenders.  Subject to payment of amounts due and owing to them in accordance herewith, effective as of the Amendment Effective Date, each Non-Consenting Lender shall cease to be, and shall cease to have any of the rights and obligations of, a “Lender” under the Credit Agreement (except for those provisions that provide for their survival (including without limitation those provisions referred to in Section 9.07 of the Credit

Agreement), which provisions shall survive and remain in full force and effect for the benefit of the Non-Consenting Lenders).

Section 6.              Acknowledgement and Ratification.  Each of the Obligors hereby acknowledges that it has reviewed the terms and provisions of this Amendment and consents to the modifications effected pursuant to this Amendment.  Each Obligor hereby confirms that at all times Obligations remain outstanding under the Loan Documents and each Loan Document, as amended hereby, to which it is a party or otherwise bound and all collateral encumbered thereby will continue to guarantee or secure, as the case may be, to the fullest extent provided in accordance with the Loan Documents, as amended hereby, the payment and performance of all Obligations, and confirms its grants to the Collateral Agent of a continuing lien on and security interest in and to all Collateral as collateral security for the prompt payment and performance in full when due of the Obligations.  Each Obligor hereby agrees and admits that as of the date hereof it has no defenses to or offsets against any of its obligations to the Administrative Agent or any Lender under the Loan Documents.  Each Obligor (including, without limitation, each Guarantor) hereby ratifies and confirms its guaranty of the Guaranteed Obligations as set forth in Article 7 of the Credit Agreement, as amended hereby.

Section 7.              Miscellaneous.  Each Lender by its signature hereto instructs the Administrative Agent to execute this Amendment.  Except as herein provided, the Credit Agreement and the other Loan Documents shall remain unchanged and in full force and effect.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.  This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first set forth above.

BORROWER:

TEMESCAL AIRCRAFT, LLC

By:	/s/ Brian Fitzgerald
Name:	Brian Fitzgerald
Title:	Attorney-in-Fact

OBLIGORS:

AERCAP GLOBAL AVIATION TRUST

By:	/s/ Brian Fitzgerald
Name:	Brian Fitzgerald
Title:	Attorney-in-Fact

PARK TOPANGA AIRCRAFT, LLC

By:	/s/ Brian Fitzgerald
Name:	Brian Fitzgerald
Title:	Attorney-in-Fact

CHARMLEE AIRCRAFT INC.

By:	/s/ Wouter Marinus den Dikken
Name:	Wouter Marinus den Dikken
Title:	President

SIGNED and DELIVERED as a DEED
by	Brian Fitzgerald
as attorney for
BALLYSKY AIRCRAFT IRELAND LIMITED

/s/ Brian Fitzgerald
Attorney

in the presence of

/s/ Ken Faulkner
Name: Ken Faulkner
Address: 4450 Atlantic Avenue, Westpark,
Shannon, Co. Clare, Ireland
Occupation: Chartered Secretary

GUARANTORS:

AERCAP U.S. GLOBAL AVIATION LLC

By:	/s/ Brian Fitzgerald
Name:	Brian Fitzgerald
Title:	Attorney-in-Fact

AERCAP HOLDINGS N.V.

By:	/s/ Kenneth Ng
Name:	Kenneth Ng
Title:	Attorney-in-Fact

AERCAP AVIATION SOLUTIONS B.V.

By:	/s/ Kenneth Ng
Name:	Kenneth Ng
Title:	Attorney-in-Fact

SIGNED and DELIVERED as a DEED
by	Brian Fitzgerald
as attorney for
AERCAP IRELAND LIMITED

/s/ Brian Fitzgerald
Attorney

in the presence of

/s/ Ken Faulkner
Name: Ken Faulkner
Address: 4450 Atlantic Avenue, Westpark,
Shannon, Co. Clare, Ireland
Occupation: Chartered Secretary

SIGNED and DELIVERED as a DEED
by	Brian Fitzgerald
as attorney for
AERCAP IRELAND CAPITAL LIMITED

/s/ Brian Fitzgerald
Attorney

in the presence of

/s/ Ken Faulkner
Name: Ken Faulkner
Address: 4450 Atlantic Avenue, Westpark, Shannon, Co. Clare, Ireland
Occupation: Chartered Secretary

INTERNATIONAL LEASE FINANCE CORPORATION

By:	/s/ Wouter Marinus den Dikken
Name:	Wouter Marinus den Dikken
Title:	Chief Executive Officer

ADMINISTRATIVE AGENT

CITIBANK, N.A.

By:	/s/ Joseph Shanahan
Name:	Joseph Shanahan
Title:	Vice President

COLLATERAL AGENT

CITIBANK, N.A.

By:	/s/ Joseph Shanahan
Name:	Joseph Shanahan
Title:	Vice President

NEW LENDER

Scotiabank (Ireland) Limited

By:	/s/ David Muldoon
	Name:	David Muldoon
	Title:	Managing Director